Exhibit 99.1

Impac Mortgage Holdings, Inc. Sets October 13, 2021 as Date of

Special Meeting of Series B Preferred Stockholders

Irvine, CA, September 10, 2021 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company”), today announced the date of a special meeting (“Special Virtual Meeting”) of holders of shares of the Company's 9.375% Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Shares"). This Special Virtual Meeting will be a virtual meeting via live audio webcast on the Internet on October 13, 2021, at 9:00 a.m. Pacific Daylight Time.

The Company’s Board of Directors has fixed the close of business on September 10, 2021, as the record date (“Record Date”) for the determination of holders of Series B Preferred Shares entitled to notice of, and to vote at, the Special Virtual Meeting. Only holders of record of Series B Preferred Shares as of the close of business on the Record Date, or their duly authorized proxies, who have properly registered to attend/vote at the Special Virtual Meeting will be entitled to attend/vote at the Special Virtual Meeting.

Please visit http://www.viewproxy.com/ImpacSeriesB/2021/htype.asp to register to attend and vote at the Special Virtual Meeting. ALL REGISTRATIONS MUST BE RECEIVED BY 11:59 PM EASTERN DAYLIGHT TIME ON OCTOBER 10, 2021.

If you are a holder of Series B Preferred Shares as of the Record Date, and you have timely registered to attend the Special Virtual Meeting, you will be able to attend the Special Virtual Meeting and submit your questions during the meeting. In order to both attend and vote at the Special Virtual Meeting, you will be required to provide a “legal proxy” and obtain a control number when you register to attend the Special Virtual Meeting.

Additional information regarding how to register for and attend/vote at the Special Virtual Meeting can be found at http://www.viewproxy.com/ImpacSeriesB/2021/htype.asp. You will not be able to attend the Special Virtual Meeting physically.

The purpose of the Special Virtual Meeting is for the holders of the Company's Series B Preferred Shares to elect two directors (the “Preferred Directors”) to the Company's Board of Directors pursuant to the terms set forth in Articles Supplementary dated May 26, 2004 (the “2004 Articles Supplementary”).

The 2004 Articles Supplementary and the Company’s Bylaws contain certain advance notice and information requirements for the nomination of any individual for election as a Preferred Director, some of which have been waived by the Company’s Board of Directors with respect to the nomination of any individual for election as a Preferred Director at the Special Virtual Meeting. In order to nominate an individual for election as a Preferred Director, the following steps must be taken: (a) notice of the proposed nomination of such individual must be provided in writing to the Secretary of the Company, or such person as the Secretary designates to receive notice, on or before September 20, 2021, by a person who is a beneficial owner of Series B Preferred Shares as of the date of such notice and as of the Record Date for the Special Virtual Meeting, (b) such notice must be accompanied by (i) the name, address and professional qualifications of such individual, (ii) such individual’s consent to serving as a Preferred Director, if elected, and (iii) as to the person giving the notice, the name and address of such person and the number of Series B Preferred Shares held of record and beneficially by such person as of the date of such notice and as of the Record Date for the Special Virtual Meeting, (c) each individual so nominated, prior to the Special Virtual Meeting, upon the request of the Company, must provide a completed questionnaire (including a consent to conduct a background search) in form substantially similar as that provided to the Company’s other directors in connection with the Company’s annual meetings, with respect to information required to be disclosed by the Company with respect to its directors pursuant to applicable laws, rules or regulations or the rules of any securities exchange or quotation system upon which any securities of the Company are listed or traded and (d) the nomination must be properly presented at the Special Virtual Meeting by a stockholder in virtual attendance at the Special Virtual Meeting.

Notice of nominations of individuals for election as Preferred Directors may be sent to the Company’s Secretary by fax at (949) 377-3611 or email at justin.moisio@impacmail.com. After receipt of a timely and complete notice of a nomination, the Company will provide a questionnaire (including a consent to conduct a background search). This questionnaire must be completed and returned to the Company the day prior to the date of the Special Virtual Meeting in order for a nominee to be properly presented at the Special Virtual Meeting.

Impac Mortgage Holdings, Inc. has not nominated any persons for election as Preferred Directors and is not soliciting proxies in favor of the election of any nominees for election as Preferred Directors. Holders of Series B Preferred Shares are requested not to send any proxies to Impac Mortgage Holdings, Inc. in connection with the Special Virtual Meeting.

Camac Fund, LP has provided notice of its intent to nominate Eric Shahinian and Michael Cricenti for election as the Preferred Directors at the Special Virtual Meeting. No individuals may properly be nominated for election as Preferred Directors unless they complete and return to the Company the questionnaire and consent to a background search described above on or before the day before the date of the Special Virtual Meeting. The Company intends to issue a press release containing the names of any other individuals if proper notice of their nomination is received on or before September 20, 2021.

Please refer to the charter of Impac Mortgage Holdings, Inc., including the 2004 Articles Supplementary, for a description of the Series B Preferred Shares. A copy of the 2004 Articles Supplementary and the Company’s Bylaws will be made available upon request and can also be found as exhibits to the Company’s reports filed with the Securities and Exchange Commission at its website at www.sec.gov.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer, at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Website: http://ir.impaccompanies.com or www.impaccompanies.com.

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